EXHIBIT 99

Contacts:

Dickie Walker Marine, Inc.

Gerald W. Montiel, Chairman and CEO

Todd Schmidt, CFO

(760) 450-0360

Dickie Walker Marine Receives Nasdaq Letter

Oceanside, Calif. – May 31, 2005 – Dickie Walker Marine, Inc. (NasdaqSC: DWMA) today announced that it received a Staff Determination Letter from The Nasdaq Stock Market on May 26, 2005, which states that the company is not in compliance with Marketplace Rule 4310(c)(2)(B) and is subject to delisting from The Nasdaq SmallCap Market.

Dickie Walker Marine said it today filed its request for a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. Dickie Walker Marine’s securities will continue to be listed on The Nasdaq SmallCap Market pending the Panel’s decision after the requested hearing.

On May 10, 2005, Dickie Walker Marine filed a preliminary proxy/ prospectus on Form S-4 with the Securities and Exchange Commission (SEC), which describes the details of the proposed acquisition of Intelligent Energy Holdings by the company. The company believes it will meet all initial Nasdaq listing criteria upon the closing of the acquisition, and both companies remain committed to consummating the proposed transaction.

In its Staff Determination Letter, the Nasdaq Staff recognized that the post-acquisition company may meet the initial listing criteria, but stated that it is unable to make such a determination at this time because the timeframe required to complete the acquisition transaction and list the post-acquisition company’s securities is longer than the Nasdaq Staff is able to grant. In addition, the Nasdaq Staff stated that it is unable to determine whether the post-acquisition company would meet the initial listing criteria because an initial listing application for the post-acquisition company has not yet been filed. The company anticipates closing the acquisition of Intelligent Energy no later than the end of the third calendar quarter of 2005, provided the conditions to closing, including stockholder approval, are met. The company plans to file the listing application prior to the hearing date. At the hearing, the company will ask the Listing Qualification Panel to stay delisting pending the closing of the acquisition of Intelligent Energy. There can be no assurance the company will be successful at the hearing in obtaining a further stay of delisting through the close of the proposed acquisition, or that all conditions to the closing of the proposed acquisition will occur.

Marketplace Rule 4310(c)(2)(B) states that companies listed on The Nasdaq SmallCap Market must maintain a minimum stockholder’s equity of $2,500,000 or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. At December 31, 2004 Dickie Walker Marine’s stockholder’s equity was $2,054,065, and the company has reported net losses for each of its last three fiscal years. The Nasdaq Staff determined that the market value of Dickie Walker’s securities as of February 15, 2005 was $5,549,330.

There can be no assurance that the company will be able to regain compliance with the various listing requirements either before or after closing of the proposed acquisition of Intelligent Energy, nor can there be any assurance that the Nasdaq Listing Qualifications Panel will decide to allow the company to remain listed on the Nasdaq SmallCap Market.

About Intelligent Energy Holdings Plc

Intelligent Energy is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. Intelligent Energy’s products and technologies provide solutions for global applications in the motive, distributed energy, defense and portable markets. Additional information about Intelligent Energy can be found at www.intelligent-energy.com.

About Dickie Walker Marine, Inc.

Dickie Walker Marine, Inc. designs, sources and has manufactured, markets and distributes authentic lines of nautically-inspired apparel, gifts and decorative items. The Dickie Walker brand is a lifestyle brand of nautically inspired apparel and accessories for the home, office and boat, which are distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website. Additional information about Dickie Walker Marine can be found at www.dickiewalker.com.

Forward-Looking Statements

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Dickie Walker’s or Intelligent Energy’s or their respective management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future. These statements are based on current estimates and projections about the companies’ respective businesses, which are derived in part on assumptions of management, and are not guarantees of future performance, as such performance is difficult to predict. Such statements include statements regarding the continued listing of Dickie Walker on the Nasdaq SmallCap Market after a hearing with the Nasdaq Listing Qualifications Panel, or after the closing of the proposed acquisition of Intelligent Energy. Such statements also include statements regarding the satisfaction of conditions to closing the transaction with Intelligent Energy and whether such closing will occur. It is important to note that actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include risks related to uncertainties in the timing of the regulatory processes upon which the transaction is contingent, failure to adequately address or reconcile all U.S. and U.K. regulatory requirements, and the dilutive effects of subsequent financings or acquisitions. Readers of this release are also referred to Dickie Walker’s previous public filings, available at http://www.sec.gov or upon request from Dickie Walker. Dickie Walker does not intend to update any of these forward-looking statements after the date of this release.